Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration statements on Forms S-8 (Nos. 333-9354 and 333-139512) pertaining to employees’ stock option plans of Elbit Systems Ltd. of our reports dated March 10, 2009, with respect to the consolidated financial statements and financial statement schedule of Elbit Systems Ltd. and subsidiaries and the effectiveness of internal control over financial reporting of Elbit Systems Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2008.

By:	/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer
A member of Ernst & Young Global

Haifa, Israel, March 12, 2009